EXHIBIT 99.1
ALTUS PHARMACEUTICALS UPDATES PLANS FOR INITIATION OF PHASE III
CLINICAL TRIALS FOR ALTU-135 AND ALTU-238
- Altus to Host Conference Call and Webcast Today at 5:15 P.M. Eastern Time –
Cambridge, Mass. – July 24, 2006 - Altus Pharmaceuticals Inc. (NASDAQ: ALTU), a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic diseases, today provided an update on its plans for initiation of Phase III clinical trials for ALTU-135 and ALTU-238. After having successfully completed Phase II clinical trials, Altus had previously planned to initiate Phase III trials for both programs in the second half of this year.
With respect to ALTU-135, the Company’s orally administered enzyme replacement therapy, Altus now expects to perform additional manufacturing development work in advance of initiating its Phase III trial in patients with pancreatic insufficiency. To date, one of the three lots for ALTU-135 produced using the Phase III manufacturing process, showed lower activity for one enzyme. The Company has decided to produce and test additional lots before initiating the Phase III trial in order to ensure a consistent production process.
For ALTU-238, Altus’ long-acting, crystalline form of human growth hormone, the Company has recently been notified by one of its suppliers that the delivery of certain equipment for the production of ALTU-238 has been delayed. Altus expects to use this time to develop and qualify additional assays prior to Phase III production of ALTU-238 to ensure process reproducibility and product consistency.
The Company plans to generate additional data as soon as possible which will enable it to provide an update on the initiation of the Phase III clinical trials for ALTU-135 and ALTU-238. Altus does not believe these delays are related to its proprietary protein crystallization technology, but instead are related to the challenges of implementing appropriate manufacturing controls and analytical methods.
Sheldon Berkle, President and Chief Executive Officer of Altus Pharmaceuticals stated, “We are disappointed about these delays but we have plans in place to address these issues. We believe the most prudent action is to invest additional time now to ensure we enter our Phase III clinical trials with robust manufacturing processes and drug products that are representative of the commercial product,” continued Mr. Berkle. “We remain committed to developing and manufacturing products that meet the highest standards of quality and safety for patients. We continue to believe strongly that both ALTU-135 and ALTU-238 will potentially represent significant milestones in the treatment of pancreatic insufficiency and growth hormone disorders, offering greater patient convenience and improved compliance.”
ALTU-135 is Altus’ orally-administered enzyme replacement therapy under development for the treatment of patients with pancreatic insufficiency and ALTU-238 is a long-acting, once-per-week, crystalline formulation of recombinant human growth hormone (hGH, somatropin). ALTU-135 and ALTU-238 use Altus’ proprietary protein crystallization and formulation technology.
Conference Call Access Information
Altus will hold a conference call and simultaneous webcast today, Monday, July 24, 2006 at 5:15 p.m. eastern time.

To participate in the conference call, please dial 877-502-9272 in the U.S. or 913-981-5581 for international callers. A live audio webcast of the call will be accessible at www.altus.com, under the Investor Relations section of the website. Please connect to Altus’ website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
A replay of the webcast will be available on www.altus.com through August 24, 2006. Alternatively, the replay will be available starting at 8:15 p.m. eastern time today through 11:59 p.m. eastern time Monday, July 31, 2006 by dialing 888-203-1112 or 719-457-0820. The replay passcode is 4102909.
About Altus Pharmaceuticals Inc.
Altus Pharmaceuticals, headquartered in Cambridge, MA, is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The Company’s website is http://www.altus.com.
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company’s expectations and plans regarding additional manufacturing development work in advance of initiating Phase III clinical trials of ALTU-135 and ALTU-238, and the anticipated timing of the start of those Phase III clinical trials in light of such activities. . Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to uncertainties as to the future success of ongoing manufacturing development work and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports filed or furnished with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
Contact Information:
Altus Pharmaceuticals Inc.
Jonathan I. Lieber
Vice President, Chief Financial Officer and Treasurer
617-299-2900
or
Robert Gallotto
Vice President, Strategic Planning and Alliance Management
617-299-2900